FIRST AMENDMENT TO THE

SECURITIES PURCHASE  AGREEMENT

This First Amendment to the Securities Purchase Agreement (the “First Amendment”), dated as of February 24, 2009, by and among The Teachers’ Retirement System of Alabama (“Teachers’ Retirement System”), and The Employees’ Retirement System of Alabama (“Employees’ Retirement System”), (each, an “Investor” and collectively, the “Investor”), and Bell Microproducts Inc., a California corporation (the “Company”).

R E C I T A L S

A.           Company and the Investors are parties to that certain Securities Purchase Agreement, dated as of October 2, 2006 (the “Securities Purchase Agreement”), pursuant to which the Investors purchased senior subordinated notes in the aggregate original principal amount of $35,000,000 from the Company.

B.           Investors are willing to modify certain terms with respect to the Securities Purchase Agreement in the manner requested by Company, subject, however, to the terms, conditions and limitations set forth herein.

C.           The parties have had the opportunity to consult with, and obtain the representation and advice of, their respective legal counsel with regard to the terms and conditions of this Agreement, and each party has had the opportunity to participate fully in the drafting of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Defined Terms.  All terms used in this First Amendment shall have the same meaning as used in the Securities Purchase Agreement.

2. Deletion of “Net Worth.”  The definition of the term “Net Worth” set forth in Section 1.1 of the Securities Purchase Agreement is hereby deleted in its entirety.

3. Additional Defined Terms.  The following defined terms shall be added to Section 1.1 of the Securities Purchase Agreement:

“‘Consolidated EBITDA’ shall mean, as to any Person, with respect to any period, an amount equal to:  (a) the Net Income of such Person and its Subsidiaries for such period on a consolidated basis determined in accordance with GAAP, plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) of such Person and its Subsidiaries for such period (to the extent deducted in the computation of Net Income), all in accordance with GAAP, plus (c) Interest Expense of such Person and its Subsidiaries for such period (to the extent deducted in the computation of Net Income), plus (d) the provision for Federal, State, local and foreign income taxes payable by such Person or its Subsidiaries for such period (to the extent deducted in the computation of Net Income), plus (e) restructuring charges for the downsizing of the business of Company and its Subsidiaries in an aggregate sum not to exceed (i) $3,000,000 for periods ending on or before September 30, 2009, or (ii) for periods ending after September 30, 2009, the sum of $3,000,000 minus the amount of such restructuring charges incurred after September 30, 2008, but prior to the beginning of such period.

“‘Fixed Charge Coverage Ratio’ shall mean, as to any Person for any period, the ratio of (a) the Consolidated EBITDA of such Person during such period, divided by (b) the sum of (i) taxes paid or required to be paid in cash by such Person or its Subsidiaries during such period, (ii) Interest Expense paid or required to be paid in cash by such Person or its Subsidiaries during such period, (iii) capital expenditures made by such Person or its Subsidiaries during such period (including obligations incurred during such period under Capital Leases), as determined in accordance with GAAP, and (iv) principal payments made or required to be made by such Person or its U.S.-based Subsidiaries during such period on account of any Indebtedness.

“‘Interest Expense’ shall mean, for any period, as to any Person and its Subsidiaries, all of the following as determined in accordance with GAAP, total interest expense, whether paid or accrued (including the interest component of any obligations under Capital Leases for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments.

“‘Net Income’ shall mean, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or one-time gains or losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting taxes for such period, all as determined in accordance with GAAP, provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded; and (c) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule of government regulation applicable to such wholly-owned Subsidiary shall be excluded.”

“New Senior Credit Agreement” means that certain Amended and Restated Loan and Security Agreement among the Company, Bell Microproducts – Future Tech, Inc., Rorke Data, Inc., Bell Microproducts Canada – Tenex Data ULC, Total Tec Systems, Inc. and Forefront Graphics US Inc., as borrowers, Bell Microproducts Canada Inc., and Bell Microproducts Mexico Shareholder, LLC, as guarantors, Wachovia Capital Finance Corporation (Western) (“Wachovia Capital Finance”), as Administrative Agent, Bank of America, N.A., as Co-Agent (together with Wachovia Capital Finance, the “Senior Bank Agents”), and the other lenders named therein, dated as of September 29, 2008, as the same may be amended from time to time.

4. Modification of Affirmative Covenants.  Section 6.1(a)(iii) of the Securities Purchase Agreement is hereby amended to read, in its entirety, as follows:

“(iii)                      Contemporaneously with the quarterly and year-end financial statements required by the foregoing clauses (i) and (ii), a certificate of the president or chief financial officer of the Company, in form and substance and in such detail as the Investor may reasonably request which sets forth the calculations conducted to verify that the Company is in compliance with the provisions of Section 6.2(g) hereof, and stating that no Event of Default and no Default has occurred and is continuing, or, if any such Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and what action the Company proposes to take with respect thereto;”

5. Modification of Negative Covenants.  If and to the extent that the Company violated Section 6.2(g) of the Securities Purchase Agreement, as in effect immediately prior to the execution of this Amendment, for the quarter ended December 31, 2008, the Investors hereby waive such violation.  Section 6.2(g) of the Securities Purchase Agreement is hereby amended to read, in its entirety, as follows:

“(g)           Company and its Subsidiaries, on a consolidated basis, shall achieve, when measured for each fiscal period of Company set forth below, a Fixed Charge Coverage Ratio of not less than the ratio set forth opposite such fiscal period:

Fiscal Period	Minimum Fixed Charge Coverage Ratio
For the 3 month period ending March 31, 2009	0.35 to one
For the 3 month period ending June 30, 2009	0.75 to one
For the 3 month period ending September 30, 2009	1.10 to one
For the 6 month period ending December 31, 2009	1.10 to one
For the 9 month period ending March 31, 2010	1.10 to one
For each 12 month period ending on the last day of each fiscal quarter after March 31, 2010	1.10 to one”

6. Amendment Fee.  On the date first stated above, the Company shall pay an amendment fee to the Investors, in the aggregate amount of $46,499.67 (the “Amendment Fee”).

7. Conditions to Effectiveness.  The effectiveness of the Investors’ agreements contained in this First Amendment are subject to the satisfaction of the following conditions:

(a) Executed Documents. Each of the Investors shall have received fully executed copies of this Amendment, in form and substance satisfactory to it and its counsel.

(b) Consent of Holders of Senior Indebtedness. The Company shall have obtained, and provided to the Investors (i) the consent of the holders of the Senior Indebtedness outstanding under the New Senior Credit Agreement (or, if authorized to do so, the Senior Agents) to the amendment of the Securities Purchase Agreement in the manner contemplated herein, and (ii) the waiver of the prohibitions and restrictions applicable to this Amendment contained in the New Senior Credit Agreement (including, without limitation, the provisions of Section 9.9(c)(v) thereof).

(c) Payment of Fees and Expenses. The Company shall have paid the Amendment Fee, together with the reasonable legal fees and expenses of the Investors’ legal counsel incurred in connection with this Amendment.

(d) Pledge Agreements.  The Company shall have provided to the Investors a fully executed and completed stock pledge agreement, pledging to the Investors, as additional security for the Obligations, a second priority lien (subject only to the holders of Senior Indebtedness) in and to all of the issued and outstanding capital stock now owned by Borrower in each of the Subsidiaries listed on Exhibit A attached hereto (the “Pledge Agreement”).

(e) No Default.  No Default or Event of Default under the Securities Purchase Agreement shall exist.

(f) Representations and Warranties; Performance of Covenants.  The representations and warranties of the Company contained herein and in the Securities Purchase Agreement shall be correct in all material respects and the Company shall have performed each of the covenants on its part to be performed under the Securities Purchase Agreement.

8. Representations and Warranties.  The Company hereby represents and warrants to and for the benefit of the Investors as follows:

(a) The execution, delivery and performance by the Company of this Amendment and the performance by the Company of the Securities Purchase Agreement, as amended hereby, (i) have been duly authorized by all requisite corporate action on the part of the Company, (ii) do not require the consent or approval of any Governmental Authority or any third party, (iii) do not and will not violate (A) any provision of any law, statute, rule or regulation or the certificate of incorporation or by-laws of the Company, (B) any order of any court, administrative body or arbitrator or any rule regulation or order of any Governmental Authority binding upon the Company or any of its Subsidiaries, or any of their respective properties, or (C) any provision of any loan or credit agreement, indenture, mortgage or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties are or may be bound, and (iv) do not and will not result in any breach of, constitute (alone or with notice or lapse of time or both) a default under or trigger to any right of acceleration under, any such loan or credit agreement, indenture, mortgage or other agreement or instrument.

(b) As of the date hereof, and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing under the Securities Purchase Agreement and the Notes.

(c) This Amendment, and the Securities Purchase Agreement as amended hereby, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

9. Miscellaneous.

(a) The Company shall pay all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by the Investors in connection with the transactions contemplated by this Amendment.

(b) No term, covenant, agreement or condition of this Amendment or the Securities Purchase Agreement as amended hereby may be amended or waived unless such amendment or waiver is in writing and is signed by the Company and each of the Investors. No failure or delay by any Investor in exercising any right hereunder, or under the Securities Purchase Agreement as amended hereby, shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

(c) This Amendment is intended as a separate agreement between the Company, on the one hand, and each of the Investors, on the other hand.  This Amendment shall be construed together with and as part of the Securities Purchase Agreement and the Notes.  Except as expressly amended pursuant to this Amendment, the terms, covenants and conditions contained in the Securities Purchase Agreement and the Notes are hereby ratified and confirmed in all respects and each of the Notes and, as amended hereby, the Securities Purchase Agreement, shall remain in full force and effect.  Any and all notices, requests, certificates and other instruments executed and delivered subsequent to the date of the effectiveness of this Amendment may refer to the Securities Purchase Agreement without making specific reference to this Amendment, and all such references nevertheless shall be deemed to include, unless the context otherwise requires, this Amendment.

(d) This Amendment, and the Securities Purchase Agreement as amended hereby, shall be governed by and construed in accordance with the laws of the State of Alabama, without regard to its conflicts of laws principles.

(e) This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

(The signature page follows)

IN WITNESS WHEREOF, the Company and the Investors have caused this First Amendment to the Securities Purchase Agreement to be executed as of the day and year first above written.

THE COMPANY:	BELL MICROPRODUCTS INC.

	By:	/s/ W. Donald Bell
		Name:	W. Donald Bell
		Title:	President and Chief Executive Officer

THE INVESTORS:	THE TEACHERS’ RETIREMENT SYSTEM OF ALABAMA

	By:	/s/ David G. Bronner
		Name:	David G. Bronner
		Title:	Chief Executive Officer

THE EMPLOYEES’ RETIREMENT SYSTEM OF ALABAMA

By:	/s/ David G. Bronner
	Name:	David G. Bronner
	Title:	Chief Executive Officer

Exhibit A

Subsidiaries of the Company

Name	Jurisdiction of Organization
Bell Microproducts Brazil Holdings, LLC	Minnesota
Bell Microproducts Canada Inc.	California
Bell Microproducts Canada – Tenex Data ULC	Nova Scotia
Bell Microproducts Europe Inc.	California
Bell Microproducts Funding Corporation	Delaware
Bell Microproducts – Future Tech, Inc.	California
Bell Microproducts Mexico Shareholder, LLC	Florida
Forefront Graphics US Inc.	Ontario
New ProSys Corp.	Georgia
Now Direct, Inc.	Nevada
ProSys Information Systems, Inc.	Georgia
Rorke Data, Inc.	Minnesota
Total Tec Systems, Inc.	New Jersey